(d)(5)

FORM OF

SUB-ADVISORY AGREEMENT

AGREEMENT, effective as of February 9, 2015, between Voya Investments, LLC, (the “Adviser”), an Arizona limited liability company, and Goldman Sachs Asset Management, L.P. (the “Sub-Adviser”), a limited partnership organized under the laws of the State of Delaware (the “Agreement”).

WHEREAS, Voya Variable Insurance Trust (the “Trust”) is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company;

WHEREAS, the Trust is authorized to issue separate series, each of which will offer a separate class of shares of beneficial interest, each series having its own investment objective or objectives, policies, and limitations;

WHEREAS, the Trust currently offers shares in multiple series, may offer shares of additional series in the future, and intends to offer shares of additional series in the future;

WHEREAS, pursuant to an Investment Management Agreement, effective as of November 18, 2014, a copy of which has been provided to the Sub-Adviser, the Trust has retained the Adviser to render advisory and management services with respect to the Trust’s series; and

WHEREAS, the Adviser wishes to retain the Sub-Adviser to furnish investment advisory services to one or more of the series of the Trust designated on Schedule A hereto and the Sub-Adviser is willing to furnish such services to the Trust and the Manager.

NOW THEREFORE, in consideration of the premises and the promises and mutual covenants herein contained, it is agreed between the Adviser and the Sub-Adviser as follows:

1.  Appointment.  The Adviser hereby appoints the Sub-Adviser to act as the sub-adviser to each series of the Trust designated on Schedule A of this Agreement (each a “Series”) for the periods and on the terms set forth in this Agreement.  The Sub-Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.  To the extent that the Sub-Adviser is not the only person providing investment advisory services to a Series, the term “Series” shall be interpreted for purposes of this Agreement to only include those assets of the Series over which the Sub-Adviser is directed by the Manager to provide investment advisory services.

In the event the Trust designates one or more series other than the Series with respect to which the Adviser wishes to retain the Sub-Adviser to render investment advisory services hereunder, they shall promptly notify the Sub-Adviser in writing.  If the Sub-Adviser is willing to render such services, it shall so notify the Adviser in writing, whereupon such series shall become a Series hereunder, and be subject to this Agreement.

In performing its obligations under this Agreement, the Sub-Adviser may, upon notice and approval by Adviser, and as necessary, the Adviser’s entering into a written agreement with any such advisory affiliate, delegate any or all of its discretionary investment, advisory and other rights, powers and functions hereunder to any of its investment advisory affiliates provided that the Sub-Adviser shall always remain liable to the Adviser for its obligations hereunder.

2.  Portfolio Management Duties and Authority.

Subject to the supervision of the Trust’s Board of Trustees (the “Board”) and the Adviser, the Sub-Adviser will provide a continuous investment program for each Series’ portfolio and determine the composition of the assets of each Series’ portfolio, including determination of the purchase, retention, or sale of the securities, cash, and other investments contained in the portfolio.  The Sub-Adviser will provide investment research and conduct a continuous program of evaluation, investment, sales, and reinvestment of each Series’ assets by determining the securities and other investments that shall be purchased, entered into, sold, closed, or exchanged for the Series, when these transactions should be executed, and what portion of the assets of each Series should be held in the various securities and other investments in which it may invest, and the Sub-Adviser is hereby authorized to execute and perform such services on behalf of each Series.  To the extent permitted by the investment policies of the Series, the Sub-Adviser shall make decisions for the Series as to foreign currency matters.  The Sub-Adviser will provide the services under this Agreement in accordance with the Series’ investment objective or objectives, policies, and restrictions as stated in the Trust’s registration statement filed with the Securities and Exchange Commission (the “SEC”), as from time to time amended (the “Registration Statement”), copies of which shall be sent to the Sub-Adviser by the Adviser and reviewed by Sub-Adviser before filing with the SEC.  The Sub-Adviser is authorized to exercise tender offers and exchange offers on behalf of the Series, each as the Sub-Adviser determines is in the best interest of the Series.  The Sub-Adviser and Adviser further agree as follows:

(a)  The Sub-Adviser will (1) manage each Series so that no action or omission on the part of the Sub-Adviser will cause a Series to fail to meet the requirements to qualify as a regulated investment company specified in Section 851 of the Internal Revenue Code of 1986, as amended (the “Code”) (other than the requirements for the Trust to register under the 1940 Act and to file with its tax return an election to be a regulated investment company and satisfy the distribution requirements under Section 852 (a) of the Code, all of which shall not be the responsibility of the Sub-Adviser), (2) manage each Series so that no action or omission on the part of the Sub-Adviser shall cause a Series to fail to comply with the diversification requirements of Section 817(h) of the Code, and the regulations issued thereunder, and (3) use reasonable efforts to manage the Series so that no action or omission on the part of the Sub-Adviser shall cause a Series to fail to comply with any other material rules and regulations pertaining to investment vehicles underlying variable annuity or variable life insurance policies.  The Adviser will notify the Sub-Adviser promptly if the Adviser believes that a Series is in violation of any requirement specified in this paragraph. Notwithstanding the foregoing, Adviser shall be responsible for obtaining a private letter ruling as to the nature of the income generated from the Fund’s investment(s) in structured notes under the Code, and Sub-Adviser shall be responsible for ensuring that the notes themselves comply with the requirements of any private letter ruling so obtained.  Until such time as a private letter ruling for the Fund is obtained, Sub-Adviser shall purchase notes that meet all the material requirements of a private letter ruling obtained by Sub-Adviser in connection with the management of its own proprietary commodities fund or such other instructions as may be provided by Adviser from time to time.

(b)  On occasions when the Sub-Adviser deems the purchase or sale of a security or other instrument to be in the best interest of a Series, as well as of other investment advisory clients of the Sub-Adviser or any of its affiliates, the Sub-Adviser may, to the extent permitted by applicable laws and regulations, but shall not be obligated to, aggregate the securities to be so sold or purchased with those of its other clients where such aggregation is not inconsistent with the policies set forth in the Registration Statement.  In such event, allocation of the securities so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in a manner that is fair and equitable in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Trust and to such other clients and subject to the Sub-Adviser’s General Principals on Trade Allocation in the Sub-Adviser’s Compliance Policies and Procedures dated March 2008, as such procedures may be modified by Sub-Adviser from time to time at its sole discretion.

(c)  In connection with the purchase and sale of securities for each Series, the Sub-Adviser will arrange for the transmission to the custodian and portfolio accounting agent for the Series on a daily basis, such confirmation, trade tickets, and other documents and information, including, but not limited to, Cusip, Sedol, or other numbers that identify securities to be purchased or sold on behalf of the Series, as may be reasonably necessary to enable the custodian and portfolio accounting agent to perform their administrative and recordkeeping responsibilities with respect to the Series.  With respect to portfolio securities to be purchased or sold through the Depository Trust Company, the Sub-Adviser will arrange for the automatic transmission of the confirmation of such trades to the Trust’s custodian and portfolio accounting agent.

(d)  The Sub-Adviser will give reasonable assistance to the portfolio accounting agent for the Trust or the Adviser, upon request, in determining or confirming, consistent with the procedures and policies stated in the Registration Statement, the value of any portfolio securities or other assets of the Series for which the portfolio accounting agent seeks assistance from or identifies for review by the Sub-Adviser.

(e)  The Sub-Adviser will make available to the Trust and the Adviser, promptly upon reasonable request, all of the Series’ investment records and ledgers maintained by the Sub-Adviser in accordance with the 1940 Act (which shall not include the records and ledgers maintained by the custodian and portfolio accounting agent for the Trust) as are necessary to assist the Trust and the Adviser to comply with requirements of the 1940 Act and the Investment Advisers Act of 1940, as amended (the “Advisers Act”), as well as other applicable laws.  The Sub-Adviser will furnish to regulatory authorities having the requisite authority any information or reports in connection with such services which may be requested in order to ascertain whether the operations of the Trust are being conducted in a manner consistent with applicable laws and regulations.

(f)  The Sub-Adviser will, upon request, provide reports to the Board for consideration at meetings of the Board on the investment program for the Series and the issuers and securities represented in the Series’ portfolio, and will furnish the Trust’s Board with respect to the Series such periodic and special reports as the Trustees and the Adviser may reasonably request.

(g)  In rendering the services required under this Agreement, the Sub-Adviser may, from time to time, employ or associate with itself such affiliated or unaffiliated person or persons as it believes necessary to assist it in carrying out its obligations under this Agreement.  The Sub-Adviser may not retain, employ or associate itself with any company that would be an “investment adviser,” as that term is defined in the 1940 Act, to the Series unless the contract with such company is approved by a majority of the Trust’s Board and a majority who are not parties to any agreement or contract with such company and who are not “interested persons,” as defined in the 1940 Act, of the Trust, the Adviser, or the Sub-Adviser, or any such company, and is approved by the vote of a majority of the outstanding voting securities of the applicable Series of the Trust to the extent required by the 1940 Act.  The Sub-Adviser shall be responsible for making reasonable inquiries and for reasonably ensuring that no associated person of the Sub-Adviser, or of any company that the Sub-Adviser has retained, employed, or with which it has associated with respect to the investment management of the Series, to the best of the Sub-Adviser’s knowledge, had in any material connection with the handling of assets:

(i)  been convicted, in the last ten (10) years, of any felony or misdemeanor arising out of conduct involving embezzlement, fraudulent conversion, or misappropriation of funds or securities, involving violations of Sections 1341, 1342, or 1343 of Title 18, United States Code, or involving the purchase or sale of any security; or

(ii)  been found by any state regulatory authority, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of any state insurance law involving fraud, deceit, or knowing misrepresentation; or

(iii) been found by any federal or state regulatory authorities, within the last ten (10) years, to have violated or to have acknowledged violation of any provision of federal or state securities laws involving fraud, deceit, or knowing misrepresentation.

(h)  If applicable, in using swaps, spot, futures, forward contracts and structured notes for the Series as an investment the parties represent the following:

(i)  That the Adviser is properly and lawfully established with full power and authority to enter into swaps, spot, futures, forward contracts and structured notes, to perform its obligations under such contracts and to procure the Sub-Adviser to enter into such contracts on its behalf.  The parties acknowledge that the Adviser is registered as a Commodity Pool Operator with the Commodities Futures Trading Commission (“CFTC”).

(ii)  That the Adviser may not, except for purposes of redemptions, expenses, and other costs of doing business, encumber funds which the Sub-Adviser has under the Sub-Adviser’s management or which benefit from the Sub-Adviser’s investment advice.  If the Adviser requires funds for any redemptions, expenses, and other costs of doing business, the Sub-Adviser will make funds available in a reasonably timely manner for the Adviser to meet such obligations.  The Adviser reserves the right to segregate assets upon notice to the Sub-Adviser and provide different arrangements for investment management with respect to those assets.

(iii)  That the Sub-Adviser has been granted full power and authority to enter into contracts and to open accounts and execute documents as agent on the Adviser’s and Series’ behalf (including, without limitation trading documentation and related ancillary documents such as representation letters, “give-up” agreements for futures contract, etc.) and to give instructions for settlement for the same, provided that Sub-Adviser may only trade swaps under ISDA Master Agreements that have been reviewed by Adviser.

(iv)  That the Sub-Adviser is registered as a Commodity Trading Advisor with the CFTC.

(v)  That the Sub-Adviser has full authority to instruct Adviser’s and Trust’s custodian in conformity with its mandate.

(vi)  That in the event of the termination of this Agreement, the Sub-Adviser, if legally and operationally possible, may offer the Series’ counterparty the option to leave open any existing contracts or instruments or to close them out at prevailing market rates.

(i)  The Sub-Adviser will have no duty to vote any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested in connection with annual and special meetings of equity stockholders, provided however, that the Sub-Adviser retains responsibility to vote or abstain from voting all solicitations with respect to non-equity portfolio securities and all portfolio securities for matters with regard to bankruptcy or related plans of reorganization, unless the Adviser gives the Sub-Adviser written instructions to the contrary.  The Sub-Adviser will immediately forward any proxy solicited by or with respect to the issuers of securities in which assets of the Series are invested to the Adviser or to any agent of the Adviser designated by the Adviser in writing.

The Sub-Adviser will make appropriate personnel available upon reasonable request for consultation for the purpose of reviewing with representatives of the Adviser and/or the Board any proxy solicited by or with respect to the issuers of equity securities in which assets of the Series are invested.  Upon request, the Sub-Adviser will submit a written voting recommendation to the Manager for such proxies.  In making such recommendations, the Sub-Adviser shall use its good faith judgment to act in the best interests of the Series.  The Sub-Adviser shall disclose to the best of its knowledge any material conflict of interest, which is not already described in the Sub-Adviser’s current Form ADV, with respect to the issuers of securities that are the subject of such recommendations.  Coordination and execution of voting matters with respect to issuers of bonds or other fixed income securities will be the responsibility of the Sub-Adviser.

3.  Broker-Dealer Selection.  The Sub-Adviser is hereby authorized to place orders for the purchase and sale of securities and other investments for the Series’ portfolio, with or through such persons, brokers or dealers and to negotiate commissions to be paid on such transactions and to supervise the execution thereof.  The Sub-Adviser’s primary consideration in effecting any such transaction will be to obtain the best execution for the Series, taking into account the factors specified in the Registration Statement, which include price (including the applicable brokerage commission or dollar spread), the size of the order, the nature of the market for the security, the timing of the transaction, the reputation, the experience and financial stability of the broker-dealer involved, the quality of the service, the difficulty of execution, and the execution capabilities and operational facilities of the firms involved, and the firm’s risk in positioning a block of securities.  Accordingly, the price to a Series in any transaction may be less favorable than that available from another broker-dealer if the difference is reasonably justified, in the judgment of the Sub-Adviser in the exercise of its fiduciary obligations to the Trust, by other aspects of the portfolio execution services offered.

Subject to such policies as the Board may determine and consistent with Section 28(e) of the Securities Exchange Act of 1934, as amended, the Sub-Adviser may effect a transaction on behalf of the Series with a broker-dealer who provides brokerage and research services to the Sub-Adviser notwithstanding the fact that the commissions payable with respect to any such transaction may be greater than the amount of any commission another broker-dealer might have charged for effecting that transaction, if the Sub-Adviser determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed in terms of either that particular transaction or the Sub-Adviser’s or its affiliate’s overall responsibilities with respect to the Series and to their other clients as to which they exercise investment discretion.

The Sub-Adviser will consult with the Adviser with respect to participation in arrangements for the direction of portfolio transactions on behalf of a Series.  The Sub-Adviser is further authorized to allocate orders placed by it on behalf of the Series to the Sub-Adviser as agent if it is registered as a broker-dealer with the SEC, to any of its affiliated broker-dealers as agents, or to such brokers and/or dealers who also provide research or statistical material, or other services to the Series, the Sub-Adviser, or an affiliate of the Sub-Adviser.  Such allocation shall be in such amounts and proportions as the Sub-Adviser shall determine consistent with the above standards, and the Sub-Adviser will report on said allocation regularly to the Board indicating the broker-dealers to which such allocations have been made and the basis therefor.

4.  Disclosure about Sub-Adviser.  The Sub-Adviser has reviewed the post-effective amendment to the Registration Statement for the Trust filed with the SEC that contains disclosure about the Sub-Adviser, and represents and warrants that, with respect to the disclosure about or information relating, directly or indirectly, to the Sub-Adviser, to the Sub-Adviser’s knowledge, such Registration Statement contains, as of the date hereof, no untrue statement of any material fact and does not omit any statement of a material fact which was required to be stated therein or necessary to make the statements contained therein not misleading.  The Sub-Adviser further represents and warrants that it is a duly registered investment adviser under the Advisers Act, or alternatively that it is not required to be a registered investment adviser under the Advisers Act to perform the duties described in this Agreement, and that it is a duly registered investment adviser in all states in which the Sub-Adviser is required to be registered and will maintain such registration so long as this Agreement remains in effect.  The Sub-Adviser will provide the Adviser with a copy of the Sub-Adviser’s Form ADV, Part II at the time the Form ADV and any amendment is filed with the SEC, and a copy of its written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act, together with evidence of its adoption.

5.  Expenses.  During the term of this Agreement, the Sub-Adviser will pay all expenses incurred by it and its staff and for their activities in connection with the portfolio management duties specified in this Agreement.  In addition, if the Trust is required, under applicable law, to supplement the Registration Statement because of a change requested by the Sub-Adviser, the Sub-Adviser will reimburse the Trust and/or the Adviser for the cost of preparing, printing and distributing such supplement.  Notwithstanding the foregoing, if the Sub-Adviser requests the change in order to comply with an applicable law, rule or regulation, the cost incurred will be borne by the Adviser or the Trust.  The Adviser or the Trust shall be responsible for all the expenses of the Trust’s operations including, but not limited to:

(a)  Expenses of all audits by the Trust’s independent public accountants;

(b)  Expenses of the Series’ transfer agent, registrar, dividend disbursing agent, and shareholder recordkeeping services;

(c)  Expenses of the Series’ custodial services including recordkeeping services provided by the custodian;

(d)  Expenses of obtaining quotations for calculating the value of each Series’ net assets;

(e)  Expenses of obtaining Portfolio Activity Reports and Analyses of International Management Reports (as appropriate) for each Series;

(f)  Expenses of maintaining the Trust’s tax records;

(g)  Salaries and other compensation of any of the Trust’s executive officers and employees, if any, who are not officers, directors, stockholders, or employees of the Sub-Adviser or an affiliate of the Sub-Adviser;

(h)  Taxes levied against the Trust;

(i)  Brokerage fees and commissions, transfer fees, registration fees, taxes and similar liabilities and costs properly payable or incurred in connection with the purchase and sale of portfolio securities for the Series;

(j)  Costs, including the interest expense, of borrowing money;

(k)  Costs and/or fees incident to meetings of the Trust’s shareholders, the preparation, printing and mailings of prospectuses and reports of the Trust to its shareholders, the filing of reports with regulatory bodies, the maintenance of the Trust’s existence, and the regulation of shares with federal and state securities or insurance authorities;

(l)  The Trust’s legal fees, including the legal fees related to the registration and continued qualification of the Trust’s shares for sale;

(m)  Trustees’ fees and expenses to trustees who are not officers, employees, or stockholders of the Sub-Adviser or any affiliate thereof;

(n)  The Trust’s pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;

(o)  Association membership dues;

(p)  Extraordinary expenses of the Trust as may arise including expenses incurred in connection with litigation, proceedings, and other claims (unless the Sub-Adviser is responsible for such expenses under Section 13 of this Agreement), and the legal obligations of the Trust to indemnify its Trustees, officers, employees, shareholders, distributors, and agents with respect thereto; and

(q)  Organizational and offering expenses.

6.  Compensation.  For the services provided to each Series, the Adviser will pay the Sub-Adviser a fee, payable as described in Schedule A.

The fee will be prorated to reflect any portion of a calendar month that this Agreement is not in effect among the parties.  In accordance with the provisions of the Management Agreement, the Adviser is solely responsible for the payment of fees to the Sub-Adviser, and the Sub-Adviser agrees to seek payment of its fees solely from the Adviser.

7.  Seed Money.  The Adviser agrees that the Sub-Adviser shall not be responsible for providing money for the initial capitalization of the Series.

8.  Compliance.

(a)  The Trust and the Adviser acknowledge that the Sub-Adviser is not the compliance agent for any Series or for the Trust or the Adviser, and does not have access to all of each Series’ books and records necessary to perform certain compliance testing.  To the extent that the Sub-Adviser has agreed to perform the services specified in Section 2 in accordance with the Trust’s registration statement, the Trust’s Trust Instrument and By-Laws, the Trust’s Prospectus and any policies adopted by the Trust’s Board applicable to the Series (collectively, the “Charter Requirements”), and in accordance with applicable law (including Subchapters M and L of the Code, the 1940 Act and the Advisers Act (“Applicable Law”)), the Sub-Adviser shall perform such services based upon its books and records with respect to each Series, which comprise a portion of each Series’ books and records, and upon information and written instructions received from the Trust, the Adviser or the Trust’s administrator, and shall not be held responsible under this Agreement so long as it performs such services in accordance with this Agreement, the Charter Requirements and Applicable Law based upon such books and records and such information and instructions provided by the Trust, the Adviser, or the Trust’s administrator.  The Adviser shall promptly provide the Sub-Adviser with copies of the

Registration Statement, the Trust’s Trust Instrument and By-Laws, the Trust’s currently effective Prospectus and any written policies and procedures adopted by the Trust’s Board applicable to the Series and any amendments or revisions thereto.  The Sub-Adviser agrees that it shall promptly notify the Adviser and the Trust (1) in the event that the SEC or other governmental authority has censured the Sub-Adviser; placed limitations upon its activities, functions or operations; suspended or revoked its registration, if any, as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, or (3) upon having a reasonable basis for believing that the Series has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder.  The Sub-Adviser further agrees to notify the Adviser and the Trust promptly of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser that is not contained in the Registration Statement as then in effect, and is required to be stated therein or necessary to make the statements therein not misleading, or of any statement contained therein that becomes untrue in any material respect.

(b)  The Adviser agrees that it shall immediately notify the Sub-Adviser (1) in the event that the SEC has censured the Adviser or the Trust; placed limitations upon either of their activities, functions, or operations; suspended or revoked the Adviser’s registration as an investment adviser; or has commenced proceedings or an investigation that may result in any of these actions, (2) upon having a reasonable basis for believing that the Series has ceased to qualify or might not qualify as a regulated investment company under Subchapter M of the Code, or (3) upon having a reasonable basis for believing that the Series has ceased to comply with the diversification provisions of Section 817(h) of the Code or the regulations thereunder.

9.  Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Sub-Adviser hereby agrees that all records which it maintains for the Series are the property of the Trust and further agrees to surrender promptly to the Trust any of such records upon the Trust’s or the Adviser’s reasonable request, although the Sub-Adviser may, at its own expense, make and retain a copy of such records.  The Sub-Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-l under the 1940 Act and to preserve the records required by Rule 204-2 under the Advisers Act for the period specified in such rules.

10.  Cooperation; Confidentiality.  Each party to this Agreement agrees to cooperate with each other party and with all appropriate governmental authorities having the requisite jurisdiction (including, but not limited to, the SEC and state insurance regulators) in connection with any investigation or inquiry relating to this Agreement or the Trust.

Subject to the foregoing, the Sub-Adviser shall treat as confidential all information pertaining to the Trust and actions of the Trust, the Adviser and the Sub-Adviser, and the Adviser shall treat as confidential and use only in connection with the Series all information furnished to the Trust or the Adviser by the Sub-Adviser, in connection with its duties under the Agreement except that the aforesaid information need not be treated as confidential if required to be disclosed under applicable law, if generally available to the public through means other than by disclosure by the Sub-Adviser or the Adviser, or if available from a source other than the Adviser, Sub-Adviser or the Trust.

11.  Representations Respecting Sub-Adviser.

(a)  During the term of this Agreement, the Adviser agrees to furnish to the Sub-Adviser at its principal offices prior to use thereof copies of all Registration Statements and amendments thereto, prospectuses, proxy statements, reports to shareholders, sales literature or other material prepared for distribution to shareholders of the Trust or any Series or to the public that refer or relate in any way to the Sub-Adviser or any of its affiliates (other than the Adviser), or that use any derivative of the name “Goldman Sachs Asset Management, L.P.,” or any derivative thereof or logos associated therewith.  The Adviser agrees that it will not use any such material without the prior consent of the Sub-Adviser, which consent shall not be unreasonably withheld.  In the event of the termination of this Agreement, the Adviser will furnish to the Sub-Adviser copies of any of the above-mentioned materials that refer or relate in any way to the Sub-Adviser;

(b)  The Adviser will furnish to the Sub-Adviser such information relating to it or the business affairs of the Trust as the Sub-Adviser shall from time to time reasonably request in order to discharge its obligations hereunder;

(c)  The Adviser agrees that neither the Adviser nor affiliated persons of the Adviser shall give any information or make any representations or statements in connection with the sale of shares of the Series concerning the Sub-Adviser or the Series other than the information or representations contained in the Registration Statement, prospectus, or statement of additional information for the Trust, as they may be amended or supplemented from time to time, or in reports or proxy statements for the Trust, or in sales literature or other promotional material approved in advance by the Sub-Adviser, except with the prior permission of the Sub-Adviser.

12.  Representations Respecting Adviser.  The Adviser represents and warrants to the Sub-Adviser such representations as are contained in Schedule B of this Agreement (which representations will be deemed to be repeated at all times until the termination of this Agreement).

13.  Services Not Exclusive.  The services of the Sub-Adviser to the Series and the Trust are not to be deemed to be exclusive, and the Sub-Adviser shall be free to render investment advisory or other services to others (including other investment companies) and to engage in other activities, provided, however, that the Sub-Adviser may not consult with any other sub-adviser of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

14.  Prohibited Conduct.  The Sub-Adviser may not consult with any other sub-adviser of the Trust concerning transactions in securities or other assets for any investment portfolio of the Trust, including the Series, except that such consultations are permitted between the current and successor sub-advisers of the Series in order to effect an orderly transition of portfolio management duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

15.  Liability.  Except as may otherwise be required by the 1940 Act or the rules thereunder or other applicable law, the Trust and the Adviser agree that the Sub-Adviser, any affiliated person of the Sub-Adviser, and each person, if any, who, within the meaning of Section 15 of the Securities Act of 1933, as amended (“1933 Act”), controls the Sub-Adviser (1) shall bear no responsibility and shall not be subject to any liability for any act or omission respecting any series of the Trust that is not a Series hereunder; and (2) shall not be liable for any error of judgment, mistake of law, any diminution in value of the investment portfolio of the Series, or subject to any damages, expenses, or losses in connection with, any act or omission connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or negligence in the performance by the Sub-Adviser of its duties, or by reason of reckless disregard by the Sub-Adviser of its obligations and duties under this Agreement.

16.  Indemnification.

(a)  Notwithstanding Section 14 of this Agreement, the Adviser agrees to indemnify and hold harmless the Sub-Adviser, any affiliated person of the Sub-Adviser (other than the Adviser), and each person, if any, who, within the meaning of Section 15 of the 1933 Act controls (“controlling person”) the Sub-Adviser (all of such persons being referred to as “Sub-Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which a Sub-Adviser Indemnified Person may become subject under the 1933 Act, the 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, arising out of the Adviser’s responsibilities to the Trust which (1) may be based upon any violations of willful misconduct, malfeasance, bad faith or negligence by the Adviser, any of its employees or representatives, or any affiliate of or any person acting on behalf of the Adviser, or (2) may be based upon any untrue statement or alleged untrue statement of a material fact supplied by, or which is the responsibility of, the Adviser and contained in the Registration Statement or prospectus covering shares of the Trust or any Series, or any amendment thereof or any supplement thereto, or the omission or alleged omission to state therein a material fact known or which should have been known to the Adviser and was required to be stated therein or necessary to make the statements therein not misleading, unless such statement or omission was made in reliance upon information furnished to the Adviser or the Trust or to any affiliated person of the Adviser by a Sub-Adviser Indemnified Person; provided however, that in no case shall the indemnity in favor of the Sub-Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, or negligence in the performance of its duties, or by reason of its reckless disregard of obligations and duties under this Agreement.

(b)  Notwithstanding Section 14 of this Agreement, the Sub-Adviser agrees to indemnify and hold harmless the Adviser, any affiliated person of the Adviser (other than the Sub-Adviser), and each person, if any, who is a controlling person of the Adviser (all of such persons being referred to as “Adviser Indemnified Persons”) against any and all losses, claims, damages, liabilities, or litigation (including legal and other expenses) to which an Adviser Indemnified Person may become subject under the 1933 Act, 1940 Act, the Advisers Act, the Code, under any other statute, at common law or otherwise, arising out of the Sub-Adviser’s responsibilities as Sub-Adviser of the Series which (1) may be based upon any violations of willful misconduct, malfeasance, bad faith or negligence by the Sub-Adviser, any of its employees or representatives, or any affiliate of or any person acting on behalf of the Sub-Adviser, including but not limited to its responsibilities under Section 2, Paragraph (a) of this Agreement, or (2) any breach of any representations or warranties contained in Section 4; provided, however, that in no case shall the indemnity in favor of an Adviser Indemnified Person be deemed to protect such person against any liability to which any such person would otherwise be subject by reason of willful misfeasance, bad faith, negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under this Agreement.

(c)  The Adviser shall not be liable under Paragraph (a) of this Section 15 with respect to any claim made against a Sub-Adviser Indemnified Person unless such Sub-Adviser Indemnified Person shall have notified the Adviser in writing within a reasonable time after the summons, notice, or other first legal process or notice giving information of the nature of the claim shall have been served upon such Sub-Adviser Indemnified Person (or after such Sub-Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Adviser of any such claim shall not relieve the Adviser from any liability which it may have to the Sub-Adviser Indemnified Person against whom such action is brought except to the extent the Adviser is prejudiced by the failure or delay in giving such notice.  In case any such action is brought against the Sub-Adviser Indemnified Person, the Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Sub-Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Sub-Adviser Indemnified Person.  If the Adviser assumes the defense of any such action and the selection of counsel by the Adviser to represent both the Adviser and the Sub-Adviser Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Sub-Adviser Indemnified Person, adequately represent the interests of the Sub-Adviser Indemnified Person, the Adviser will, at its own expense, assume the defense with counsel to the Adviser and, also at its own expense, with separate counsel to the Sub-Adviser Indemnified Person, which counsel shall be satisfactory to the Adviser and to the Sub-Adviser Indemnified Person.  The Sub-Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Adviser shall not be liable to the Sub-Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Sub-Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation. The Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Sub-Adviser Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Sub-Adviser Indemnified Person.

(d)  The Sub-Adviser shall not be liable under Paragraph (b) of this Section 15 with respect to any claim made against an Adviser Indemnified Person unless such Adviser Indemnified Person shall have notified the Sub-Adviser in writing within a reasonable time after the summons, notice, or other first legal process or notice giving information of the nature of the claim shall have been served upon such Adviser Indemnified Person (or after such Adviser Indemnified Person shall have received notice of such service on any designated agent), but failure to notify the Sub-Adviser of any such claim shall not relieve the Sub-Adviser from any liability which it may have to the Adviser Indemnified Person against whom such action is brought except to the extent the Sub-Adviser is prejudiced by the failure or delay in giving such notice.  In case any such action is brought against the Adviser Indemnified Person, the Sub-Adviser will be entitled to participate, at its own expense, in the defense thereof or, after notice to the Adviser Indemnified Person, to assume the defense thereof, with counsel satisfactory to the Adviser Indemnified Person.  If the Sub-Adviser assumes the defense of any such action and the selection of counsel by the Sub-Adviser to represent both the Sub-Adviser and the Adviser Indemnified Person would result in a conflict of interests and therefore, would not, in the reasonable judgment of the Adviser Indemnified Person, adequately represent the interests of the Adviser Indemnified Person, the Sub-Adviser will, at its own expense, assume the defense with counsel to the Sub-Adviser and, also at its own expense, with separate counsel to the Adviser Indemnified Person, which counsel shall be satisfactory to the Sub-Adviser and to the Adviser Indemnified Person.  The Adviser Indemnified Person shall bear the fees and expenses of any additional counsel retained by it, and the Sub-Adviser shall not be liable to the Adviser Indemnified Person under this Agreement for any legal or other expenses subsequently incurred by the Adviser Indemnified Person independently in connection with the defense thereof other than reasonable costs of investigation.  The Sub-Adviser shall not have the right to compromise on or settle the litigation without the prior written consent of the Adviser Indemnified Person if the compromise or settlement results, or may result in a finding of wrongdoing on the part of the Adviser Indemnified Person.

(e)  The Adviser shall not be liable under this Section 15 to indemnify and hold harmless the Sub-Adviser and the Sub-Adviser shall not be liable under this Section 15 to indemnify and hold harmless the Adviser with respect to any losses, claims, damages, liabilities, or litigation that first become known to the party seeking indemnification during any period that the Sub-Adviser is, within the meaning of Section 15 of the 1933 Act, a controlling person of the Adviser.

17.  Duration and Termination.  With respect to each Series identified as a Series on Schedule A hereto as in effect on the date of this Agreement, unless earlier terminated with respect to any Series, this Agreement shall continue in full force and effect for two years from the effective date of this Agreement, with respect to each such Series of this Agreement.  Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) the vote of a majority of the outstanding voting shares of the Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Adviser, cast in person at a meeting called for the purpose of voting on such approval.

With respect to any Series that is added to Schedule A hereto as a Series after the date of this Agreement, the Agreement shall become effective on the later of (i) the date Schedule A is amended to reflect the addition of such Series as a Series under the Agreement or (ii) the date upon which the shares of the Series are first sold to the public, subject to the condition that the Trust’s Board of Trustees, including a majority of those Trustees who are not interested persons

(as such term is defined in the 1940 Act) of the Adviser, and the shareholders of such Series, shall have approved this Agreement.  Unless terminated earlier as provided herein with respect to any such Series, the Agreement shall continue in full force and effect for a period of two years from the date of its effectiveness (as identified above) with respect to that Series.  Thereafter, unless earlier terminated with respect to a Series, the Agreement shall continue in full force and effect with respect to each such Series for periods of one year, provided that such continuance is specifically approved at least annually by (i) the vote of a majority of the Board of Trustees of the Trust, or (ii) vote of a majority of the outstanding voting shares of such Series (as defined in the 1940 Act), and provided that such continuance is also approved by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Adviser, cast in person at a meeting called for the purpose of voting on such approval. The Sub-Adviser shall not provide any services for such Series or receive any fees on account of such Series with respect to which this Agreement is not approved as described in the preceding sentence.  However, any approval of this Agreement by the holders of a majority of the outstanding shares (as defined in the 1940 Act) of a Series shall be effective to continue this Agreement with respect to such Series notwithstanding (i) that this Agreement has not been approved by the holders of a majority of the outstanding shares of any other Series or (ii) that this Agreement has not been approved by the vote of a majority of the outstanding shares of the Trust, unless such approval shall be required by any other applicable law or otherwise.

Notwithstanding the foregoing, this Agreement may be terminated for each or any Series hereunder:  (a) by the Adviser at any time without penalty, upon sixty (60) days’ written notice to the Sub-Adviser and the Trust, (b) at any time without payment of any penalty by the Trust, upon the vote of a majority of the Trust’s Board or a majority of the outstanding voting securities of each Series, upon sixty (60) days’ written notice to the Adviser and the Sub-Adviser, or (c) by the Sub-Adviser at any time without penalty, upon three (3) months’ written notice to the Adviser and the Trust, unless the Adviser or the Trust requests additional time to find a replacement for the Sub-Adviser, in which case the Sub-Adviser shall allow the additional time requested by the Trust or the Adviser not to exceed three (3) months beyond the initial three-month notice period; provided however, that the Sub-Adviser may terminate this Agreement at any time without penalty effective upon written notice to the Adviser and the Trust, in the event either the Sub-Adviser (acting in good faith) or the Adviser ceases to be registered as an investment adviser under the Advisers Act or otherwise becomes legally incapable of providing investment management services pursuant to its respective contract with the Trust, or in the event the Adviser becomes bankrupt or otherwise incapable of carrying out its obligations under this Agreement, or in the event that the Sub-Adviser does not receive compensation for its services from the Adviser or the Trust as required by the terms of this Agreement.  In addition, this Agreement shall terminate with respect to a Series in the event that it is not approved by the vote of a majority of the outstanding voting securities of that Series at a meeting of shareholders at which approval of the Agreement shall be considered by shareholders of the Series.

In the event of termination for any reason, all records of each Series for which the Agreement is terminated shall promptly be returned to the Adviser or the Trust, free from any claim or retention of rights in such records by the Sub-Adviser, although the Sub-Adviser may, at its own expense, make and retain a copy of such records.  The Agreement shall automatically terminate in the event of its assignment (as such term is described in the 1940 Act).  In the event this Agreement is terminated or is not approved in the manner described above, the Sections or Paragraphs numbered 2(e), 9, 10, 11, 14, 15, 16, and 19 of this Agreement shall remain in effect, as well as any applicable provision of this Paragraph numbered 17.

18.  Notices.  Any notice must be in writing and shall be deemed to have been given when (1) delivered in person, (2) dispatched by telegram or electric facsimile transfer (confirmed in writing by postage prepaid first class mail simultaneously dispatched), (3) sent by internationally recognized overnight courier service (with receipt confirmed by such overnight courier service), or (4) sent by registered or certified mail, to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to the Trust:

Voya Variable Insurance Trust

7337 E. Doubletree Ranch Rd.

Suite 100

Scottsdale, AZ 85258

Attention:  Chief Counsel

If to the Adviser:

Voya Investments, LLC

7337 East Doubletree Ranch Road

Suite 100

Scottsdale, AZ 85258

Attention:  Michael J. Roland

If to the Sub-Adviser:

Goldman, Sachs & Co.

200 West Street, 37th Floor

New York, NY 10282

Attention:  Greg Wilson

19.  Amendments.  No provision of this Agreement may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought, and no amendment of this Agreement shall be effective until approved by an affirmative vote of (i) the Trustees of the Trust, including a majority of the Trustees of the Trust who are not interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, if such approval is required by applicable law; and (ii) the holders of a majority of the outstanding voting securities of the Series.

Notwithstanding the foregoing, this Agreement may be amended without the approval of a majority of the Series’ outstanding voting securities if the amendment relates solely to a change that is permitted or not prohibited under federal law, rule, regulation, SEC Order or SEC staff interpretation thereof to be made without shareholder approval.

20.  Use of Names.

(a) It is understood that the name “Voya Investments, LLC.” or any trademark, trade name, service mark, or logo, or any variation of such trademark, service mark, or logo of the Manager or its affiliates, including but not limited to the mark “Voya™” (collectively, the “Voya Marks”) is the valuable property of the Manager and/or its affiliates, and that the Sub-Adviser has the right to use such Voya Marks only with the prior written consent of the Manager and only so long as the Sub-Adviser is a sub-adviser to the Trust/Series.  In the event that the Sub-Adviser is no longer the Sub-Adviser to the Trust and/or the Series, or upon the termination of the Investment Management Agreement between the Trust and the Manager without its replacement with another agreement, or the earlier request of the Manager, the Sub-Adviser shall, as soon as is reasonably possible, discontinue all use of the Voya Marks.

(b)  It is understood that the name “Goldman Sachs Asset Management, L.P.,” or any trademark, trade name, service mark, or logo, or any variation of such trademark, trade name, service mark, or logo of the Sub-Adviser or its affiliates (collectively, the “Goldman Sachs Asset Management, L.P. Marks”) are the valuable property of the Sub-Adviser and its affiliates and that the Trust and/or the Series have the right to use such Goldman Sachs Asset Management, L.P. Marks in the names of the Series and in offering materials of the Trust only with the approval of the Sub-Adviser and only for so long as the Sub-Adviser is a sub-adviser to the Trust and/or the Series.  In the event that the Sub-Adviser is no longer the Sub-Adviser to the Trust and/or the Series, or upon the termination of the Investment Management Agreement between the Trust and the Adviser without its replacement with another agreement, or the earlier request of the Sub-Adviser, the Adviser shall, as soon as is reasonably possible, discontinue all use of the Goldman Sachs Asset Management, L.P. Marks.

21.  Trust Instrument.  A copy of the Trust Instrument for the Trust is on file with the Secretary of the Commonwealth of Massachusetts.  The Trust Instrument has been executed on behalf of the Trust by Trustees of the Trust in their capacity as Trustees of the Trust and not individually.  The obligations of this Agreement shall be binding upon the assets and property of the Trust and shall not be binding upon any Trustee, officer, or shareholder of the Trust individually.

22.  Miscellaneous.

(a) This Agreement shall be governed by the laws of the state of Delaware, without giving effect to the provisions, policies or principals thereof relating to choice or conflict of laws, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Advisers Act or rules or orders of the SEC thereunder.  The term “affiliate” or “affiliated person” as used in this Agreement shall mean “affiliated person” as defined in Section 2(a)(3) of the 1940 Act.

(b) The Adviser and the Sub-Adviser acknowledge that the Trust enjoys the rights of a third-party beneficiary under this Agreement, and the Manager acknowledges that the Sub-

Adviser enjoys the rights of a third party beneficiary under the Investment Management Agreement.

(c)  The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(d)  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby, and to this extent, the provisions of this Agreement shall be deemed to be severable.

(e)  Nothing herein shall be construed as constituting the Sub-Adviser as an agent of the Adviser, or constituting the Adviser as an agent of the Sub-Adviser.

(f)  The Adviser and the Sub-Adviser each affirm that it has procedures in place reasonably designed to protect the privacy of non-public personal consumer/customer financial information.

(g)  The Trust, the Adviser and the Sub-Adviser acknowledge that each may have obligations under the laws and regulations of the United States to verify the source of funds and identity of investors in accordance with the USA Patriot Act, and any rules or regulations adopted thereunder (collectively the “Patriot Act”).  Each party agrees to assist the other parties in monitoring transactions in accordance with the Patriot Act.  If required by applicable law or regulation, each party shall provide the other parties with documentation evidencing the identity of a beneficial owner or owners of shares of the Series upon request when a party is required by a law, court order, or by administrative or regulatory entity to disclose the identity of the beneficial owner(s).

(h)  This Agreement may be executed in counterparts.

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed as of the day and year first above written.

VOYA INVESTMENTS, LLC

By:
Name:	Todd Modic
Title:	Senior Vice President

GOLDMAN SACHS ASSET MANAGEMENT, L.P.

By:
Name:
Title:

SCHEDULE A

COMPENSATION FOR SERVICES TO SERIES

For the services provided by Goldman Sachs Asset Management, L.P. (the “Sub-Adviser”) to the following Series of Voya Variable Insurance Trust, pursuant to the attached Sub-Advisory Agreement (the “Agreement”), Voya Investments, LLC (the “Adviser”) will pay the Sub-Adviser a fee, computed daily and payable monthly, based on the average daily net assets of the Series at the following annual rates of the average daily net assets of the Series:

SERIES	RATE

VY® Goldman Sachs Bond Portfolio	0.20% on the first $750 million; and 0.18% on assets over $750 million

If this Agreement becomes effective or terminates before the end of any month, the fee for the period from the effective date to the end of the month or from the beginning of such month to the date of termination, as the case may be, shall be prorated according to the proportion that such period bears to the full month in which such effectiveness or termination occurs.

SCHEDULE B

Master IMA Signing Annex

To permit future transactions in securities, futures, options, forwards, swaps and other related instruments, the Sub-Adviser on behalf of the Adviser and/or the Trust will from time to time enter into standard form agreements and related documentation with counterparties (e.g., ISDA Agreements, Futures Agreements, Repurchase Agreements, etc.).  When entering into such agreements and related documentation, the Sub-Adviser must make representations and warranties to counterparties on behalf of the Trust.  The term “Trust,” as used in this Schedule B, shall refer to the Trust or to the specific Series of the Trust on whose behalf Sub-Adviser is acting, as the context may require.

This Master IMA Signing Annex furnishes the Sub-Adviser with such representations as it must make on behalf of the Trust when entering into such agreements.

Capitalized terms used and not otherwise defined herein are as defined in the 1992 form Master Agreement published by the International Swaps and Derivatives Association, Inc. (“ISDA”) and the ISDA 2000 Definitions (as may be supplemented from time to time).

The Adviser for itself and on behalf of the Trust further represents and warrants to the Sub-Adviser such representations as are contained in Schedule B of this Agreement are true and accurate in every material respect (which representations will be deemed to be repeated at all times until the termination of this Agreement).  The Adviser agrees confirm that the representations remain true and accurate in every material respect upon reasonable written request of the Sub-Adviser.

Certain Additional Representations of the Adviser.

(a)                                 Basic Representations.

(i)  Status.  The Trust is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing;

(ii)  No Violation or Conflict.  Execution, delivery and performance of an ISDA Master Agreement and any other agreement or documentation relating to all transactions in securities, futures, options, forwards, and other swaps-related instruments and obligations of any kind relating thereto authorized by the Sub-Adviser in the Investment Guidelines (collectively, “Authorized Agreement”) do not violate or conflict with any law applicable to the Adviser or the Trust, any provision of their respective constitutional documents, any order or judgment of any court or other agency of government applicable to their or any of their respective assets or any contractual restriction binding on or affecting their or any of their respective assets;

(iii)  Consents.  All governmental and other consents that are required to have been obtained by the Adviser and/or the Trust with respect to any Authorized Agreement have been obtained and are in full force and effect and all conditions of any such consents have been complied with; and

(iv)  Obligations Binding.  The Trust’s obligations under any Authorized Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application (regardless of whether enforcement is sought in a proceeding in equity or at law)).

(b)                                 Absence of Certain Events.  Adviser acknowledges for itself and on behalf of the Trust that if any of the representations contained in this Schedule B prove to be untrue, an Event of Default, Potential Event of Default or Termination Event could arise under an Authorized Agreement and/or with respect to Transactions entered into thereunder.  Accordingly, Adviser, for itself and on behalf of the Trust, undertakes to notify Sub-Adviser immediately if any of these representations become untrue at any time while this Agreement is in effect.

(c)                                  Absence of Litigation.  There is not pending against the Trust or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, governmental body, agency or official or any arbitrator that is likely to affect (i) the legality, validity or enforceability against it of any Authorized Agreement or (ii) its ability to perform its obligations under any Authorized Agreement.

(d)                                 Accuracy of Specified Information.  All information that is furnished in writing by or on behalf of the Trust to the Sub-Adviser in connection with an Authorized Agreement is, as of the date of the information, true, accurate and complete in every material respect.

(g)                                  Relationship Between Parties.  The Adviser further represents on behalf of the Trust on the date on which it enters into a Transaction that (absent a written agreement between the parties that expressly imposes affirmative obligations to the contrary for that Transaction):

a.              Assets.  All of the Trust’s assets are available to satisfy the obligations of it under any Authorized Agreement.

b.              Non-Reliance.  The Adviser, for itself and on behalf of the Trust, is a sophisticated institutional investor and is capable of assessing the merits of and understands (on its own behalf or through independent professional advice), and accepts the conditions and risks of each type of Transaction contemplated in Section 2(h) of this Agreement.  The Trust is also a sophisticated institutional investor capable of assuming, and assumes, the financial and other risks of each type of Transaction contemplated in Section 2(h).

(h)                                 Collateral.  The Trust represents that:

a.              it is the sole owner of the assets in its account (free and clear of any security interest, lien, encumbrance or other restriction);

b.              it has not granted any lien or security interest in such assets;

c.               such assets can be transferred freely as collateral on its behalf in connection with an Authorized Agreement to be entered into on its behalf; and

d.              it will take and/or permit the Sub-Adviser on its behalf to take any and all necessary actions in order to grant a valid, perfected security interest in such assets to a counterparty under an Authorized Agreement.

IRS Circular 230 disclosure:  Goldman Sachs does not provide legal, tax or accounting advice.  Any statement contained in this communication (including any attachments) concerning U.S. tax matters is not intended or written to be used, and cannot be used, for the purpose of avoiding penalties imposed on the relevant taxpayer.  Clients of Goldman Sachs should obtain their own independent tax advice based on their particular circumstances.